UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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GENERAL

Now that DOJ clearance has been given what happens next?

There are still a number of steps that need to take place before the transaction can close. As previously announced, the Department of Justice and Federal Trade Commission granted early termination of the Hart Scott Radino review period on February 27, 2008. The transaction still requires BEA stockholder approval and regulatory clearance from the European Commission and is subject to other closing conditions. BEA has scheduled a special meeting of its stockholders, to be held at 10:00 a.m. Pacific time on Friday, April 4, 2008, to consider and vote on the proposed acquisition.

When will BEA employees become Oracle employees?

At the change-in-control, BEA will become a wholly-owned subsidiary of Oracle, and BEA will be part of the Oracle group of companies. Initially after closing, BEA employees will remain on BEA payroll, and continue to receive BEA benefits. Subject to legal requirements, offer processes (where applicable), and consultation requirements, at a date after the closing, BEA employees will formally transition employment to the corresponding local Oracle legal entity. At that time, they will move to Oracle payroll and be eligible for Oracle benefits. The timing and processes for this transition will vary by country, subject to legal and consultation requirements and Oracle business and operational considerations. Details will be covered in regional or country specific communications as soon as appropriate.

When will the employee integration take place?

Oracle’s goal is to complete the employee integration process as soon as practicable after the closing of the transaction. The process will differ by country based on local laws. For the United States, offer letters are usually sent as soon after the closing of the transaction as practical. In other countries, the process will follow all applicable local country labor laws. Oracle is looking to maintain the momentum and contributions of BEA employees. We ask for your patience as we move through the integration planning process together.

When will HR-related questions be answered?

As Oracle and BEA work through the integration planning process, we know that you have many questions and concerns. There are questions about your jobs, location and long-term career development and opportunities. We also understand that you have many questions about your compensation & benefit packages as well as other policies and practices at Oracle.

We recognize that at this stage in the process that you might feel that the answers are coming slowly. We want to assure you that each of these items will be covered in detail. We will move as quickly as possible to provide the clarity and information you need so you focus on your work as much as possible. How quickly the questions can be answered is dependent on many factors, including the close of transaction itself, as well as local legal requirements.

For most HR topics, local laws in each country govern the answers. As a result, the processes you will go through over the next few months will vary by region and country. That also means that the answers to many of your questions will be different depending on the part of the world in which you work

For example, we understand that there may be an assumption amongst employees in EMEA that the US offer timeline and process will apply in EMEA. The US offer process does not apply in EMEA. The process for EMEA employees will be governed by the local legal requirements. In fact, the process will differ throughout the world, based on local legal requirements and the applicable local legal entity combination date. The date cannot be confirmed at this time, but we can assure that it will take place in each country as soon as possible after local legal consultation and merge transactions are completed, fulfilling all legal obligations.

How will I learn about the answers to HR-related questions?

After the close of the transaction, Oracle will hold regional and local HR town halls to answer employee questions locally. We will be hosting live HR Town Hall meetings in most regions. Some of these sessions will cover entire regions but in other cases they may be specific to one or more countries. These meetings will provide more specific details about the job mapping process, employee integration process, employee consultation process in applicable regions, and compensation and benefits information.

In addition, InWeb will continue to be the source of the most up-to-date region-specific integration information. On this site, we will publish all employee communications as they are delivered, including regional HR FAQs.

How many acquisitions has Oracle completed?

Oracle has completed over 40 strategic mergers and acquisitions over the last 3 years. Currently, almost 1 in 3 Oracle employees worldwide joined Oracle from acquired companies.

How is Oracle going to treat any unused vacation time at the date of the transaction? Will I lose that time? Will it be converted to vacation time or will something else happen?

This varies all over the world based on local policy and regulations. We will cover this in regional specific FAQs as soon as appropriate in each country.

Where can I find more information about Oracle’s benefits?

Oracle employee benefit plans vary by country based on local policy and regulations. We will cover this in regional specific communications as soon as appropriate in each country.

When will I switch to Oracle's benefits?

This varies by country. In the US, employees would come onto Oracle Benefits when they become employees of Oracle USA. That date has not yet been determined. In other parts of the world this may happen at a similar stage in the process or at other times in the process depending on local law and requirements. Until you are advised otherwise, please continue to use all existing benefit plans and processes.

Where can I get answers to specific questions and concerns not addressed here?

Speak with your direct manager or your HR Business Partner, who can escalate your concerns. Although every effort will be made to provide information promptly, some details may not be known until later in the integration planning process. Additional information will be posted and updated frequently on InWeb. You may also submit questions to tct@bea.com.

How can I get help dealing with the uncertainty that this announcement causes?

Uncertainty and change often cause stress. If you are experiencing high levels of stress as a result of this announcement, or for any reason whatsoever, please consider making use of BEA’s Employee Assistance Programs (EAP’s), which provide confidential, personal support for a wide range of issues, both work-related and personal. Details and contact information for available EAP’s can be found on inWeb benefit pages.

What is likely to happen to contractors after the closing– will they become employees of Oracle / Will we continue to use them / will we continue the contractor relationships?

After the transaction closes, Oracle will work closely with BEA management to determine ongoing contracting needs after the closing of the transaction. Until such time, no changes are planned and it remains business as usual.

FACILITIES

Is Oracle planning to keep the BEA office locations?

Sometime after the close of the transaction, Oracle may seek to combine facilities where it makes sense. Some offices locations may get consolidated and others may remain open. More information will be provided once a real estate plan is developed. In the meantime, BEA office locations remain unchanged. Oracle will follow local country labor laws in connection with the employee integration process.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about BEA that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the risk that Nasdaq may delist BEA’s common stock for failure to comply with any Nasdaq listing requirement; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against BEA and others following announcement of the proposal or the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval; the inability to obtain necessary regulatory approvals required to complete the merger; the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger or of any combination of BEA and Oracle; the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; and the possibility that BEA may be adversely affected by other economic, business, and/or competitive factors. BEA is under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

These and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in BEA's Form 10-K for the year ended January 31, 2007 that was filed with the Securities and Exchange Commission on November 15, 2007. Many of the factors that will determine the outcome of the subject matter of this release are beyond BEA’s ability to control or predict.

Important Additional Information Regarding the Merger.

In connection with the proposed merger, on March 3, 2008, BEA filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read the definitive proxy statement as well as any other relevant documents filed with the SEC when they become available because they will contain important information about the merger and the parties to the merger.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by BEA at the SEC website at http://www.sec.gov. The definitive proxy statement and other documents filed by BEA with the SEC also may be obtained for free at BEA’s Internet website at www.bea.com/investors or by writing to BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131, Attn: Investor Relations Department. In connection with the special meeting of BEA stockholders to approve the adoption of the merger agreement, BEA mailed copies of the definitive proxy statement to BEA stockholders who are entitled to attend and vote at the special meeting.